Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2004, relating to the financial statements and financial statement schedules of Butler International, Inc., appearing in the Annual Report on Form 10-K of Butler International, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 9, 2005